Exhibit I

EXECUTION VERSION

VOTING AGREEMENT

by and among

SL GLOBETROTTER, L.P.

AND

GLOBAL BLUE HOLDING L.P.

AND

ANTFIN (HONG KONG) HOLDING LIMITED

Dated as of 7 September 2020

Annexes

Annex A	–	Form of Joinder Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of 7 September 2020, by and among: (i) SL Globetrotter, L.P., an exempted limited partnership formed under the laws of the Cayman Islands, having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered in the Cayman Islands General Registry (the “SL Shareholder”), (ii) Global Blue Holding L.P., an exempted limited partnership formed under the laws of the Cayman Islands, having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered in the Cayman Islands General Registry under number 95120 (the “PG Shareholder” and, together with the SL Shareholder, each a “SL/PG Shareholder” and together the “SL/PG Shareholders”) and (iii) Antfin (Hong Kong) Holding Limited, 26/F, Tower 1, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong (the “Ant Shareholder” and, together with the SL/PG Shareholders, the “Shareholders”).

RECITALS

WHEREAS, following the closing (the “Closing”) of a merger agreement (“Merger Agreement”) by and among, inter alia, Global Blue Group Holding AG (the “Company”) and the Seller Parties (as defined therein), entered into on 16 January 2020, the Company owns the business known as ‘Global Blue’ and the Common Shares (as defined below) are listed on the New York Stock Exchange (the “Exchange”). Following Closing, each of the Shareholders owns certain Company Securities.

WHEREAS, the second amended and restated relationship agreement (as may be further amended, restated, supplemented and/or otherwise modified from time to time, the “Relationship Agreement”), by and among the SL Shareholder, the Ant Shareholder and the Company, entered into on or around the date hereof, governs the Company’s relationship with respect to the SL Shareholder and the Ant Shareholder.

WHEREAS, the parties have agreed to enter into this Agreement to regulate the relationship between the Shareholders with respect to each other, in connection with the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following definitions shall apply:

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Affiliate” means with respect to a person (the “First Person”):

(i) another Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the First Person;

(ii) a pooled investment vehicle organised by the First Person (or an Affiliate thereof) the investments of which are directed by the First Person (or an Affiliate thereof); or

(iii) a fund organised by the First Person for the benefit of the First Person’s (or any of its Affiliates’) partners, officers or employees or their dependants; or

(iv) a successor trustee or nominee for, or a successor by reorganisation of, a qualified trust (being a tax advantaged fiduciary relationship between an employer and an employee in which the employee beneficiary may use his life expectancy to determine required minimum distribution amounts), but shall, where applicable, exclude portfolio companies controlled by funds managed directly or indirectly by Silver Lake Technology Management, L.L.C. or Partners Group or portfolio companies managed directly or indirectly by Persons falling within limb (i) above in respect of any of them and any of their respective partners, officers, employees or their dependents.

“Articles” means the articles of association of the Company, as amended from time to time.

“Board” means the board of directors of the Company.

“Board Rules” means the organizational regulations of the Board, as amended from time to time in accordance with their terms.

“Business Day” means any day of the year in which national banking institutions in New York, New York, London, England, and Zurich (Switzerland) are open to the public for conducting business and are not required or authorized to be closed.

“Closing Date” means the date on which the Closing actually occurs.

“Common Shares” means the registered common shares of CHF 0.01 of the Company.

“Company Securities” means, together, the (i) Common Shares, (ii) Convertible Preferred Shares and (iii) Warrants.

“Control” means, with respect to a Person (other than an individual) (a) direct or indirect ownership of more than 50% of the voting securities of such Person, (b) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors (or similar governing body) of such Person or (c) the right to manage, or direct the management of, on a discretionary basis, the assets of such Person, and, for the avoidance of doubt, a general partner is deemed to Control a limited partnership and, solely for the purposes of this Agreement, a fund advised or managed directly or indirectly by a Person shall also be deemed to be Controlled by such Person (and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing).

“Conversion Agreement” means that certain conversion agreement, dated on or around the date hereof, by and among the Company and each of the Seller Parties (as defined in the Merger Agreement) in respect of the Convertible Preferred Shares.

“Convertible Preferred Shares” means convertible preferred shares of the Company with those terms as set forth in the organizational documents of the Company and the Conversion Agreement.

“Director” means any of the individuals elected or appointed to serve on the Board.

“Global Blue Group” means the Company, its group companies and its direct and indirect subsidiaries (and references to “Global Blue Group Company” shall be construed accordingly).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, self regulatory authority, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group” means:

(i) in the case of the SL/PG Shareholders, each of the SL/PG Shareholders and Partners Group, and each of their respective Affiliates, but excluding the Global Blue Group; and

(ii) in the case of the Ant Shareholder, the Ant Shareholder and each of its direct and indirect subsidiary undertakings;

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Necessary Action” means, with respect to a specified result, all actions necessary to cause such result to the extent achievable through the exercise of all rights held by the Person in its capacity as a shareholder of the Company or as a member of the Board referred to in paragraph (iii) of this definition, including but not limited to: (i) voting directly or by way of proxy with respect to the relevant Voting Shares, whether at any annual or extraordinary general meeting, by written consent or otherwise, (ii) causing the adoption of shareholders resolutions and amendments to organizational documents of the Company, (iii) causing members of the Board (to the extent such members were elected, nominated or designated by the Person obligated to undertake the Necessary Action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to resign or to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Partners Group” means Partners Group Client Access 5, L.P. Inc., Partners Group Private Equity (Master Fund), LLC, and Partners Group Barrier Reef, L.P.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization.

“Transfer” means any act by a Shareholder to sell, exchange, assign, transfer, convey or otherwise dispose of, encumber, pledge, convey or hypothecate, or agree to any of the above acts with respect to any legal or economic interest (including, without limitation, as part of a hedge), whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise, all or any (in whole or in part) of its Company Securities.

“Voting Shares” means, together, the Common Shares and the Convertible Preferred Shares.

“Warrants” means warrants issued to any Person which attach to them certain rights which will allow for such warrants to be exercised for certain Common Shares after Closing.

Section 1.2 Terms Defined Elsewhere in this Agreement. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Company	Preamble
Closing	Preamble
Exchange	Preamble
Relationship Agreement	Recitals

Section 1.3 Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person.

References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References in this Agreement to a number or percentage of shares, units or other equity interests shall take into account and give effect to any split, combination, dividend or recapitalization of such shares, units or other equity interests, as applicable.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.1 Voting Agreement.

For the purposes of this Section 2.1 only, the PG Shareholder will be deemed to be a “Shareholder” for so long as an Affiliate of the SL Shareholder is the general partner of the PG Shareholder.

(i) Each Shareholder agrees, at any time it is then entitled to vote for the election of Directors to the Board, to take all Necessary Action, including casting all votes to which such Shareholder is entitled in respect of its Voting Shares (from time to time), whether at any annual or extraordinary general meeting, or to cause such Shareholder’s Board representative(s) to cast their vote so as to ensure that the composition of the Board complies with (and includes all of the requisite designees in accordance with) the Relationship Agreement from time to time.

(ii) Each Shareholder agrees that if, at any time, it is then entitled to vote for the removal of Directors, it will not vote any of its Voting Shares (from time to time) in favor of the removal of any Director who shall have been designated in accordance with the Relationship Agreement, unless (1) the Person or Persons entitled to designate such Director shall have consented to such removal in writing, (2) removal is compelled pursuant to the Relationship Agreement, including Clause 2.2.2(ii) thereof or (3) the Person or Persons entitled to designate any Director pursuant to the Relationship Agreement shall request in writing the removal, with or without cause, of such Director (in which case, each such Shareholder shall vote its Voting Shares (from time to time) in favor of such removal).

(iii) Each Shareholder agrees not to grant, or enter into a binding agreement with respect to, any proxy to any Person in respect of its Voting Shares (from time to time) that would prohibit or prevent such Shareholder from casting votes in respect of such Voting Shares in accordance with this Section 2.1.

(iv) Each Shareholder agrees, at any time it is then entitled to vote for any resolution proposed to give effect to the agreed terms of the Convertible Preferred Shares (including, but not limited to, (i) the renewal of the authorized share capital of the Company at a level which would permit the issuance by the Company of Common Shares upon the exercise by the SL/PG Shareholders and/or the Managers (as defined in the Conversion Agreement) of their rights under the Conversion Agreement in accordance with its terms and (ii) the approval of the issuance of a preferred dividend, in each case in connection with the Convertible Preferred Shares), to take all Necessary Action, including casting all votes to which such Shareholder is entitled in respect of its Voting Shares (from time to time), whether at any annual or extraordinary general meeting or to cause such Shareholder’s Board representative(s) to cast their vote so as to ensure that the agreed terms of the Convertible Preferred Shares and the Conversion Agreement are given effect.

ARTICLE III

OTHER COVENANTS AND AGREEMENTS

Section 3.1 Conflicting Organizational Document Provisions. In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Articles, the terms of this Agreement shall prevail.

ARTICLE IV

GENERAL

Section 4.1 Accession and Assignment.

The rights and obligations hereunder shall not be assignable without the prior written consent of the other Shareholders; provided, however, (a) any SL/PG Shareholder at any time may assign any part or all of its rights and benefits under this Agreement to any member of its Group (and any such member of such Group may further assign to any other member of such Group), subject to the relevant assignee executing a Joinder Agreement in the form attached hereto as Annex A, and (b) each Shareholder that Transfers Company Securities to a member of its Group that is not a party to this Agreement shall procure that the Transferee executes a Joinder Agreement in the form attached hereto as Annex A. Each assignee or transferee (as applicable) will thereafter be deemed to be a “Shareholder” and be subject to this Agreement as if the assignee or transferee was the relevant assigning or transferring Shareholder, subject to the terms of the Joinder Agreement.

Section 4.2 Term and Effectiveness.

(a) This Agreement shall terminate with immediate effect upon the earliest of:

(i) any Person (other than any SL/PG Shareholder or a member of its Group) acquiring or obtaining Control of the Company;

(ii) the SL/PG Shareholder’s Group ceasing to own or control, directly or indirectly, any Company Securities in issue;

(iii) the Ant Shareholder’s Group ceasing to own or control, directly or indirectly, at least 5% of the Voting Shares (from time to time) or no longer having the right to designate any persons for nomination by the Board as an Ant Board Member (as defined in the Relationship Agreement) pursuant to Clause 3.6.4 of the Relationship Agreement; and

(iv) upon mutual written consent of the parties.

(b) Each Shareholder may terminate this Agreement (with respect to itself only) with immediate effect by written notice to the Company on or at any time after:

(i) the general meeting of shareholders of the Company passes a resolution for the Company’s winding up or a court of competent jurisdiction makes an order for the Company’s winding up or dissolution;

(ii) the commencement of any legal proceedings in relation to bankruptcy or other types of insolvency-related reorganization proceedings of the Company, unless such proceedings are frivolous or vexatious and are discharged, stayed or dismissed within 60 calendar days of commencement; or

(iii) the Company makes an arrangement or composition with its creditors generally or makes an application to a court of competent jurisdiction for protection from its creditors generally.

(c) Notwithstanding anything contained herein to the contrary, this Article IV shall survive any termination of any provisions of this Agreement.

(d) The termination of any provision of this Agreement shall not relieve any party from any liability for the breach of its obligations under this Agreement prior to such termination.

Section 4.3 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.4 Entire Agreement; Amendment.

(a) This Agreement sets forth the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. This Agreement or any provision thereof may only be amended or modified, in whole or in part, at any time by an instrument in writing signed by the Shareholders.

(b) No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(c) No waiver of a right under this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver of a right under this Agreement in a specified instance or in specified circumstances shall not operate or be construed as a waiver of such right in other instances or circumstances.

Section 4.5 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 4.7 Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New Castle County, Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 4.7. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action based upon, arising out of or related to this Agreement or the transactions contemplated hereby.

Section 4.8 Specific Enforcement. The parties hereto acknowledge that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 4.9 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received by non-automated response). All such notices, requests and other communications shall be delivered in person or sent by facsimile, e-mail or nationally recognized overnight courier and shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

(a)	To the SL Shareholder and the PG Shareholder:

c/o Maples Corporate Services Limited
PO Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands
	Attention:	Legal Depart
	Email:	LegalStaff-UK@silverlake.com

with copies (which shall not constitute notice) to:

c/o Silver Lake Europe LLP
Broadbent House, 65 Grosvenor Street, London W1K 3LH
	Attention:	Legal Depart
	Email:	LegalStaff-UK@silverlake.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue New York, NY 10017
	Attn:	Michael O. Wolfson
	E-mail:	MWolfson@stblaw.com

and a copy to:

Simpson Thacher & Bartlett LLP
CityPoint One Ropemaker Street London EC2& 9HU
	Attn:	Clare G. Gaskell
	E-mail:	CGaskell@stblaw.com

(b)	To the Ant Shareholder:
Antfin (Hong Kong) Holding Limited
26/F., Tower One, Times Square 1 Matheson Street Causeway Bay

Attn: Gary Liu
gary.liu@antfin.com
+852 2215 5437

or to such other address or to such other Person as any party shall have last designated by such notice to the other parties.

Section 4.10 Binding Effect; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Except as provided in Section 4.13, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective permitted successors and assigns.

Section 4.11 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

Section 4.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 4.13 No Recourse. Without limiting the express obligations in this Agreement, to the maximum extent permitted by law and save to the extent required to give effect to any order of any court in respect of any claim against any party to this Agreement, this Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the parties that are expressly identified as parties hereto and no other past, present or future Affiliate, director, officer, employee, incorporator, member, manager, general or limited partner, shareholder, controlling Person, fiduciary, agent, attorney or representative of any party hereto, or any other past, present or future Affiliate, director, officer, employee, incorporator, member, manager, general or limited partner, shareholder, controlling Person, fiduciary, agent, attorney or representative of any of the foregoing shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Each party shall be entitled to enforce this section against any other party on behalf of a Person referred to in this Section.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Voting Agreement to be executed by its duly authorized officers as of the day and year first above written.

SL GLOBETROTTER LP
acting by its general partner
SL GLOBETROTTER GP, LTD.

By:	/s/ Joseph Osnoss
Name:	Joseph Osnoss
Title:	Directors

[Signature Page to Voting Agreement]

GLOBAL BLUE HOLDING L.P.
By:	SL Globetrotter GP, Ltd., its general partner

/s/ Joseph Osnoss
By:
Name:	Joseph Osnoss
Title:	Managing Director

[Signature Page to Voting Agreement]

ANTFIN (HONG KONG) HOLDING LIMITED

By:	/s/ Leiming Chen
Name:	Leiming Chen
Title:	Director

[Signature Page to Voting Agreement]